This slide is not for distribution in isolation and must be
viewed in conjunction with the accompanying term sheet,
product supplement, prospectus supplement and prospectus,
which further describe the terms, conditions and risks
associated with the notes.
JPMorgan Review Notes linked to the Common Stock of Apple
Inc, due June 02, 2016

The notes are designed for investors who seek early exit
prior to maturity at a premium if, (i) with respect to any
Review Date (other than the final Review Date), the closing
price of one share of the common stock of Apple Inc. on
that Review Date is at or above the Call Level or (ii) with
respect to the final Review Date, the Final Stock Price is
at or above the Call Level. If the notes are not
automatically called and the Final Stock Price is less than
the Initial Stock Price by more than the Contingent Buffer
Amount of 20%, investors will lose more than 20% of their
principal amount at maturity and may lose all of their
principal amount at maturity. Investors in the notes should
be willing to accept this risk of loss and be willing to
forgo interest and Any payment on the notes is subject to
the credit risk of JPMorgan Chase and Co.

[GRAPHIC OMITTED]

Trade Details/Characteristics
Reference Stock:
Automatic Call:

Call Level:
Payment if Called:

 Contingent Buffer Amount
Payment at Maturity:

 Stock Return:
 Initial Stock Price:
Final Stock Price:

 Ending Averaging Dates:
Review Dates:

Preliminary Term Sheet:

The Common Stock, $0.00001 par value per share, of Apple
Inc
If, (i) with respect to any Review Date (other than the
final Review Date), the closing price of one share of the
Reference Stock
on that Review Date is greater than or equal to the Call
Level or, (ii) with respect to the final Review Date, the
Final Stock Price is
greater than or equal to the Call Level, the notes will be
automatically called for a cash payment per note that will
vary
depending on the applicable Review Date and call premium
that will be payable on the applicable Call Settlement
Date.

100% of the Initial Stock Price for each Review Date
For every $1,000 principal amount note, you will receive
one payment of $1,000 plus a call premium amount,
calculated as
follows:
[] 4.1875% []$1,000 if automatically called on the first
Review Date
[] 8.3750% [] $1,000 if automatically called on the second
Review Date
[] 12.5625% [] $1,000 if automatically called on the third
Review Date
[] 16.7500% [] $1,000 if automatically called on the final
Review Date
20%
If the notes are not automatically called and the Final
Stock Price is less than the Initial Stock Price by up to
20%, you will receive
the principal amount of your notes at maturity.
If the notes are not automatically called and the Final
Stock Price is less than the Initial Stock Price by more
than 20%, you will
lose 1% of the principal amount of your notes for every 1%
that the Final Stock Price is less than the Initial Stock
Price. Under
these circumstances, your payment at maturity per $1,000
principal amount note will be calculated as follows:
$1,000 + ($1,000 [] Stock Return)

If the notes are not automatically called and the Final
Stock Price is less than the Initial Stock Price by more
than 20%, you will
lose more than 20% of your principal amount at maturity and
may lose all of your principal amount at maturity

(Final Stock Price - Initial Stock Price) / Initial Stock
Price
Closing price of the Reference Stock on pricing date
The arithmetic average of the closing prices of one share
of the Reference Stock on each of the Ending Averaging
Dates.

May 23, 2016, May 24, 2016, May 25, 2016, May 26, 2016, and
the final Review Date
August 27, 2015 (first Review Date), November 27, 2015
(second Review Date), February 25, 2016 (third Review
Date), and May
27, 2016 (final Review Date)
http://www.sec.gov/Archives/edgar/data/19617/00008910921500
4148/e64189fwp.htm

 Please see the term sheet hyperlinked above for additional
information about the notes, including JPMS's estimated
value, which is the estimated value of the notes when the
terms are set.

Risk Considerations
The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.
[] Your investment in the notes may result in a loss of
some or all of your principal. If the Final Stock Price is
less than the Initial Stock Price by more than the
Contingent Buffer Amount, you will lose more than 20% and
may lose all of your principal at maturity.
[] Any payments on the notes is subject to the credit risk
of JPMorgan Chase and Co.
[] The appreciation potential of the notes is limited to
the call premium, regardless of the appreciation of the
Reference Stock, which may be significant.

[] JPMorgan Chase and Co. and its affiliates play a variety
of roles in connection with the notes and their interests
may be adverse to yours.
[] If the notes are automatically called early, there is no
guarantee that you will be able to reinvest the proceeds at
a comparable return for a similar level of
risk.
[] JPMS's estimated value of the notes will be lower than
the original issue price (price to public) of the notes.
[] JPMS's estimated value does not represent the future
values of the notes and may differ from others' estimates
[] The value of the notes as published by JPMS will likely
be higher than JPMS's then-current estimated value of the
notes for a limited time.
[] Secondary market prices of the notes will be impacted by
many economic and market factors.
[] No ownership or dividend rights in the Reference Stock.
[] The anti-dilution protection for the Reference Stock is
limited and may be discretionary.

Hypothetical Examples of Amounts Payable upon Automatic
Call or at Maturity

[GRAPHIC OMITTED]

The above table illustrates the hypothetical simple total
return (i.e. , not compounded) on the notes that could be
realized on the applicable Review Date for a range of
movements in the Reference Stock as shown under the column
"Stock Appreciation/Depreciation at Review Date." The table
assumes a hypothetical Initial Stock Price of $130 and a
hypothetical Call Level of $130 (equal to 100% of the
hypothetical Initial Stock Price) on each of the Review
Dates. The table reflects that the call premiums used to
calculate the call premium amount applicable to the first,
second, third and final Review Dates are 4.1875%, 8.3750%,
12.5625% and 16.7500%, respectively, regardless of the
appreciation of the Reference Stock, which may be
significant. There will be only one payment on the notes
whether called or at maturity. An entry of "N/A" indicates
that the notes would not be called on the applicable Review
Date and no payment would be made on the applicable Call
Settlement Date. The hypothetical returns set forth above
are for illustrative purposes only and may not be the
actual total returns applicable to a purchaser of the
notes.

Risk Considerations
The risks identified below are not exhaustive. Please see
the term sheet hyperlinked above for more information.
[] Risk of the closing price of the Reference Stock falling
below the Interest Barrier or Trigger Level is greater if
the Reference Stock is volatile.
[] Lack of liquidity - JPMS intends to offer to purchase
the notes in the secondary market but is not required to do
so. Even if there is a secondary market, it
may not provide enough liquidity to allow you to trade or
sell the notes easily.
[] The anti-dilution protection for the Reference Stock is
limited and may be discretionary.
[] The averaging convention used to calculate the Final
Stock Price could limit returns.

SEC Legend: JPMorgan Chase and Co. has filed a registration
statement (including a prospectus) with the SEC for any
offerings to which these materials relate. Before you
invest, you should read the prospectus in that registration
statement and the other documents relating to this offering
that JPMorgan Chase and Co. has filed with the SEC for more
complete information about JPMorgan Chase and Co. and this
offering. You may get these documents without cost by
visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any
dealer participating in the this offering will arrange to
send you the prospectus, the prospectus supplement as well
as any relevant product supplement and term sheet if you so
request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its
affiliates do not provide tax advice. Accordingly, any
discussion of U.S. tax matters contained herein (including
any attachments) is not intended or written to be used, and
cannot be used, in connection with the promotion, marketing
or recommendation by anyone unaffiliated with JPMorgan
Chase and Co. of any of the matters address herein or for
the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for
each investor, and the financial instruments described
herein may not be suitable for all investors. The products
described herein should generally be held to maturity as
early unwinds could result in lower than anticipated
returns. This information is not intended to This material
is not a product of J.P. Morgan Research Departments. J.P.
Morgan is the marketing name for JPMorgan Chase and Co. and
its subsidiaries and affiliates worldwide. J.P. Morgan
Securities LLC ("JPMS") is a member of FINRA, NYSE and
SIPC. Clients should contact their salespersons at, and
execute transactions through, a J.P. Morgan entity
qualified in their home jurisdiction unless governing law
permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: May 12, 2015